10f-3 REPORT

SMITH BARNEY FUNDAMENTAL VALUE FUND INC.
10f-3 REPORT
November 1, 1998 through January 31, 1999


			Trade					Shares		Purchase
	% of
Issuer			Date	Selling Dealer			Purchased	Price
	Issue

The Money Group Inc.	11/10/98	Goldman, Sachs & Co.		52,100
	$23.50
				Donaldson, Lufkin & Jenrette	1,000		23.50
								53,100				1.18%

Fox Entertainment Group	11/10/98	Merrill Lynch			289,400
	22.50
				Gerard Klauer Mattison & Co.	300		22.50
								289,700
	0.44

Banco Santander Puerto Rico	11/20/98	ABN AMRO Rothschild		18,800
	21.50		15.38

Ticketmaster Online -	12/2/98 	NationsBanc Montgomery Sec.	800
	14.00		3.90
CitySearch

Nippon Telegraph & 	12/14/98	Diawa Securities America Inc.	2,184
	7,381.51		0.00
Telephone

InfoSpace.com		12/15/98	Hambrecht & Quist			3,800		15.00
	0.25

Entercom Communications	1/28/99	CS First Boston			800
	22.50		0.01